AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2002
Registration No. 2-23904
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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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POST-EFFECTIVE AMENDMENT NO. 30
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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GENERAL DYNAMICS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	Issuer: 13-1673581
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

3190 Fairview Park Drive
Falls Church, Virginia 22042-4523
(Address of Principal Executive Offices)

General Dynamics Corporation
Savings and Stock Investment Plan
(Full Title of the Plan)

David A. Savner, Esq.
Senior Vice President and General Counsel
General Dynamics Corporation
3190 Fairview Park Drive
Falls Church, Virginia 22042-4523
(Name And Address Of Agent For Service)

Telephone: (703) 876-3000
(Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

     This Amendment No. 30 relates to security interests for which a registration statement filed on this form relating to the General Dynamics Corporation Savings and Stock Investment Plan, as amended (the “Plan”), is effective. The Plan was amended and restated effective as of January 1, 2001 to comply with changes to the Internal Revenue Code of 1986, as amended, and to the Employee Retirement Income Security Act of 1974, as amended, required by various federal actions commonly referred to as the GUST legislation and to reflect other modifications, including various administrative, benefit and “best practice” changes. Furthermore, the Plan has been amended by the merger into the Plan of the General Dynamics Ordnance and Tactical Systems, Inc. Retirement Investment Management Experience Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in Part I of Form S-8 will be sent or given to employees as specified by
Rule 428(b)(1) of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation Of Documents By Reference.

     The following documents filed by General Dynamics Corporation (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     In addition to the foregoing, all documents subsequently filed by (i) the Corporation or (ii) the Plan, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. Description Of Securities.

     Not applicable.

ITEM 5. Interests Of Named Experts And Counsel.

     Not applicable.

ITEM 6. Indemnification Of Directors And Officers.

     Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “General Corporation Law”), provides that a Delaware corporation may indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person’s conduct was unlawful. In a derivative action, (i.e., one by or in the right of a corporation) the corporation is permitted to indemnify directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Corporation’s Restated Certificate of Incorporation provides that it will indemnify its current and former directors and officers from and against all liabilities and reasonable expenses that they incur in connection with or resulting from any claims, actions, suits or proceedings to the extent that indemnification is not inconsistent with Delaware law. The Corporation also provides directors’ and officers’ liability insurance coverage for the acts and omissions of its directors and officers. In order to be entitled to indemnification under the provisions of the Restated Certificate of Incorporation, a director or officer of the Corporation must be wholly successful with respect to the claim, action, suit or proceeding or have acted in good faith in what he or she reasonably believed to be the best interests of the Corporation, or with respect to a criminal action or proceeding, must have had no reasonable cause to believe that his or her conduct was unlawful. Prior to the final disposition of a claim, action, suit or proceeding, the Corporation will advance expenses incurred by a current or former director or officer if the director or officer provides the Corporation with an undertaking to repay the amount advanced if he or she is not entitled to indemnification after the final disposition.

     The Corporation’s Restated Certificate of Incorporation provides that the Corporation’s directors will not be personally liable to the Corporation or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors except (a) for any breach of the duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which Directors derive improper personal benefit. While this provision provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate that duty.

ITEM 7. Exemption From Registration Claimed.

     Not applicable.

ITEM 8. Exhibits.

     The following exhibits are filed as part of this Registration Statement:

4.1	Restated Certificate of Incorporation, effective July 30, 1999. (Incorporated by reference from the Corporation’s current report on Form 8-K dated as of August 11, 1999.)

4.2	Amended and Restated Bylaws, effective March 7, 2001. (Incorporated by reference from the Corporation’s annual report on Form 10-K for the year ended December 31, 2000.)

23.1	Consent of Arthur Andersen LLP.

24.1	Power of Attorney.

            The Corporation has submitted the Plan as amended and restated to the Internal Revenue Service (the “IRS”) and will make all changes required by the IRS in order to qualify the Plan.

ITEM 9. Undertakings.

A. Subsequent Disclosure.

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant, pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Incorporation By Reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Commission Position On Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on this 29th day of April, 2002.

GENERAL DYNAMICS CORPORATION

By:	/s/ DAVID A. SAVNER David A. Savner Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on April 29, 2002.

Signature	Title

/s/ NICHOLAS D. CHABRAJA Nicholas D. Chabraja	Chairman, Chief Executive Officer and Director (principal executive officer)

/s/ MICHAEL J. MANCUSO Michael J. Mancuso	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ JOHN W. SCHWARTZ John W. Schwartz	Vice President and Controller (principal accounting officer)

* Julius W. Becton, Jr.	Director

* James S. Crown	Director

* Lester Crown	Director

* Charles H. Goodman	Director

* George A. Joulwan	Director

* Paul G. Kaminski	Director

* James R. Mellor	Director

* Carl E. Mundy, Jr.	Director

* Carlisle A. H. Trost	Director

*     By David A. Savner pursuant to a Power of Attorney executed by the directors listed above, which Power of Attorney has been filed as an exhibit hereto and incorporated herein by reference thereto.

/s/ DAVID A. SAVNER David A. Savner, Secretary